EXHIBIT 23.2



                     CONSENT OF INDEPENDENT ACCOUNTANTS



The undersigned hereby consents to the inclusion as an exhibit to this Annual Report on Form 10-K for the year ended February 2, 2002 of our report dated March 1, 2002, on our audits of the statements of net assets available for benefits of the United Retail Group Retirement Savings Plan (the "Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended.

The undersigned also hereby consents to the incorporation of such report by reference in the Registration Statement on Form S-8 of United Retail Group, Inc. (the "Company") with respect to the Plan and its investment in shares of common stock of the Company.





                                                              /s/Ary & Roepcke


Columbus, Ohio
April 3, 2002